Exhibit 4.1

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Rights Agreement is made and entered into as of September 22, 2021, by and between Contango ORE, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

RECITALS:

WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement, dated as of September 23, 2020 (the “Rights Agreement”);

WHEREAS, pursuant to Section 28 of the Rights Agreement, the Company may supplement or amend any provision of the Rights Agreement in any respect in accordance with the provisions of such section; and

WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 28 thereof, the Company has directed that the Rights Agreement be amended as set forth in this Amendment;

AGREEMENT:

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Rights Agreement as follows:

1.            Amendment. Section 7(a) of the Rights Agreement is amended by deleting “September 22, 2021” where it appears and replacing it with “September 22, 2022.”

2.            No Further Amendments.  Except as expressly provided in this Amendment, all of the terms, covenants, agreements and conditions of the Rights Agreement shall remain in full force and effect.

3.            Counterparts.  This Amendment may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

4.            Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

5.            Entire Agreement.  The Rights Agreement as amended by this Amendment contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and is in full substitution for any and all prior oral or written agreements and understandings between them related to such subject matter, and neither party hereto shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any covenants or agreements except as specifically set forth in the Rights Agreement as amended by this Amendment.

6.            Effective Date; Certification. Upon the execution and delivery of a counterpart hereof by each of the parties hereto this Amendment shall be deemed effective as of the date first written above (the “Amendment Effective Date”), as if executed on such date.  The officer of the Company executing this Amendment hereby certifies to the Rights Agent that each of the amendments to the Rights Agreement set forth in this Amendment is in compliance with the terms of Section 28 of the Rights Agreement and the certification contained in this Section 6 shall constitute the certification required by Section 28 of the Rights Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CONTANGO ORE, INC.

By:	/s/ Leah Gaines
Name	Leah Gaines
Title:	VP and CFO

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Kathy Heagerty
Name:	Kathy Heagerty
Title:	Manager, Client Management

Signature Page to
Amendment No. 1 to
Rights Agreement